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EXHIBIT 99.1

NEWS RELEASE

                                       FOR INFORMATION CONTACT:
                                       David P. Tusa, Senior Vice President
                                         and Chief Financial Officer
                                       210.302.0410
                                       david.tusa@newcenturyequity.com
                                       www.newcenturyequity.com

AUGUST 6, 2001

                        NEW CENTURY EQUITY HOLDINGS CORP.
                       ANNOUNCES CONCLUSION OF FTC INQUIRY

SAN ANTONIO, TX...NEW CENTURY EQUITY HOLDINGS CORP. (NASDAQ: NCEH) today announced a settlement with the Federal Trade Commission ("FTC") arising out of the FTC Bureau of Consumer Protection's investigation of alleged "cramming." Cramming refers to the addition of charges to a consumer's telephone bill which the consumer did not authorize. The Company announced in 1999 that it was cooperating with the FTC in this investigation.

The former LEC Billing division subsidiaries of the Company previously provided third-party billing clearinghouse and information management services to the telecommunications industry. On October 23, 2000, the Company sold its entire interest in these subsidiaries to Platinum Equity, LLC of Los Angeles, California. Since the sale, New Century has not been in the line of business that was the subject of the FTC's investigation.

This settlement successfully and fully resolves all issues raised for New Century in the FTC's investigation. Questions regarding the substantive terms of the settlement should be directed to the Federal Trade Commission at 202-326-3060.

ABOUT NEW CENTURY EQUITY HOLDINGS CORP.

New Century Equity Holdings Corp. (Nasdaq: NCEH) is a holding company focused on high growth, technology-based companies and investments. The Company's holdings include its wholly owned operation, FIData, Inc., and its investments in CoreINTELLECT, Inc. and Princeton eCom Corporation. FIData (www.fidata.com) provides instant online loan approval products and services to the financial services industry. New Century Equity Holdings Corp. (www.newcenturyequity.com) is the lead investor in both CoreINTELLECT (www.coreintellect.com), a developer and marketer of Internet-based solutions that acquire, filter and disseminate business-critical knowledge and information, and Princeton eCom (www.princetonecom.com), a leading application service provider for electronic and Internet bill presentment and payment solutions. New Century Equity Holdings Corp. is headquartered in San Antonio, Texas.

CERTAIN STATEMENTS CONTAINED HEREIN ARE "FORWARD-LOOKING" STATEMENTS (AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995). BECAUSE SUCH STATEMENTS INCLUDE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN FILINGS MADE BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.